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                                                                    [CIDCO LOGO]


                  PROPOSED SALE OF CIDCO'S TELEPHONE EQUIPMENT
                    BUSINESS PASSES HART-SCOTT-RODINO REVIEW
  Special stockholders meeting set for December 8, 2000 to approve transaction

MORGAN HILL, Calif., December 1, 2000--CIDCO Inc. (NASDAQ:CDCO), announced today that the period for Hart-Scott-Rodino review of the proposed sale of the company's telephone equipment business has expired with no comment by the Federal Trade Commission. CIDCO has scheduled a special meeting of stockholders at 10 a.m., December 8, 2000 to approve the transaction. Holders of record of CIDCO common stock as of November 1, 2000 are eligible to vote on the transaction, which has been approved by the board of directors.

CIDCO announced the definitive agreement on September 14, 2000, under which the company will sell its entire line of telephones and telephony products to a company led by technology investor and executive David Lee. The transaction is valued at $15 to $20 million in cash and will enable CIDCO to concentrate exclusively on its rapidly expanding Internet appliance business. The effect of the sale will be to monetize the fixed assets and inventory of the telephone equipment business and free up substantial working capital that will be deployed to the Internet appliance business, said company officials. The transaction is scheduled to close in December following approval by stockholders.

The special meeting of stockholders will take place at CIDCO's corporate headquarters in Morgan Hill, 220 Cochrane Circle.

CIDCO Incorporated (NASDAQ:CDCO), founded in 1988, is a worldwide leader in personal Internet communications products and services that empower consumers to communicate simply and easily over the Internet. CIDCO introduced its first Internet appliance in 1998 for a world moving into the developing Internet appliance era and is extending this vision to devices that will make e-mail and other Internet based information readily available to consumers that don't have access to traditional computers or who prefer the convenience of e-mail when and where they want. As the innovator of caller ID and having originated the e-mail Internet appliance category with the launch of the MailStation, CIDCO takes a unique approach with its offerings by providing integrated products and services in a seamless manner. CIDCO allows for a better user experience through this approach, and as a result its industry leading MailStation is gaining stature as the device of choice amongst those seeking simple, convenient, and affordable electronic communication as illustrated by the rapidly growing user base. The company is headquartered in Morgan Hill, California at the south end of Silicon Valley. For additional information, visit www.CIDCO.com or call (408) 779-1162.

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MailStation and CIDCO are trademarks of CIDCO Incorporated. All other trademarks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements or predictions. These statements represent our judgment as of this date and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. Potential risks and uncertainties include, without limitation, those associated with economic conditions both domestic and international in the Internet and Internet appliance industry, failure to successfully implement a national retail distribution channel and a brand marketing campaign, failure to obtain the estimated subscriber growth discussed above, competitive factors, lower than expected consumer product acceptance, technological and business difficulties, government regulations and delays or other problems with product development. These and other factors are discussed in more depth in CIDCO, Inc. filings with the SEC, copies of which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Investors and security holders of CIDCO are advised to read the proxy statement regarding the business combination transaction referenced in the foregoing information, which was filed with the Securities and Exchange Commission (SEC) on November 9, 2000, because it contains important information. Investors and security holders may contain a free copy of the proxy statement and other documents filed by the company at the SEC's web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained from CIDCO by directing such requests to the address listed above. CIDCO and its officers and directors may be deemed to be participants in the solicitation of proxies from CIDCO's stockholders with respect to the transactions contemplated by the definitive agreement. Information regarding such officers and directors is included in CIDCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and in its proxy statement for its 2000 annual meeting, filed with the Securities and Exchange Commission. These documents are available free of charge at the Securities and Exchange Commission's Web site at http://www.sec.gov and from the CIDCO contact listed above.

COMPANY CONTACT:                        MEDIA CONTACT:
RICHARD KENT                            DON KING
CHIEF FINANCIAL OFFICER                 BATES CHURCHILL INVESTOR RELATIONS
408-779-1162                            713-267-7280
                                        DKING@BATESWW.COM

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